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                          CONSOLIDATED PRODUCTS, INC.
                        INCENTIVE STOCK OPTION AGREEMENT

    THIS AGREEMENT, made this_____day of_____________, 199__, by and between CONSOLIDATED PRODUCTS, INC., an Indiana corporation with its principal office at 36 South Pennsylvania Street, Indianapolis, Indiana (hereinafter called "Company") and _________________________________(hereinaftercalled "Grantee")
pursuant to the terms, conditions and limitations contained in the Company's Employee Stock Option Plan (hereinafter called the "Plan").

                                   WITNESSETH THAT:

    WHEREAS, in the interests of affording an incentive to the Grantee to give his best efforts to the Company as a key employee, the Company wishes to provide that the Grantee shall have an option to buy shares of the common stock, without par value, ("Common Stock") of the Company:

    NOW, THEREFORE, it is hereby mutually agreed as follows:

1. The Company hereby grants to the Grantee the right and option to purchase, on the terms and conditions hereinafter set forth, all or any part of an aggregate of shares (hereinafter called "Subject Shares") of the presently authorized, but unissued, or treasury Common Stock of the Company at a purchase
price of $      per share, exercisable in whole or in part from time to time subject to the limitation that no option may be exercised with respect to fewer than one hundred (100) shares unless there are fewer than one hundred (100) shares then subject to purchase hereunder, in which event any exercise must be as to all such shares and subject to the further limitation that the options represented by this Agreement shall be exercisable only at such times and in such amounts as are set forth on Schedule I, attached hereto and made a part hereof. The option shall expire as to all Subject Shares on the fifth anniversary date of this Agreement if not exercised on or before such date.

2. This option may not be exercised until all applicable federal and state securities requirements pertaining to the offer and sale of the securities issued pursuant to the Plan have been met and the Company has been advised by counsel that all applicable requirements have been met.

3. Subject to the limitation specified in Section 2 and Schedule I hereof, the Grantee may from time to time exercise this option by delivering a written notice of exercise and subscription agreement to the Secretary of the Company specifying the number of whole shares to be purchased, accompanied by payment in cash, by certified check, or bank cashier's check, of the aggregate option price of such number of shares; provided, however, that the Grantee may, with the approval of the Company's Stock Option Committee (the "Committee"), make payment in the form of delivery to the Company of Common Stock of the Company owned by the Grantee, the fair market value of which equals the aggregate option price, or by payment partially in cash and partially in Common Stock of the aggregate option price. For this


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purpose, any shares so tendered by the Grantee shall be deemed to have a fair market value equal to the average of the closing sales price for the shares on the New York Stock Exchange for five trading days preceding the exercise of the option. Upon the date of exercise of an option by tendering shares hereunder, the Grantee shall be awarded a new incentive stock to purchase that number of shares equal to the shares so tendered at an option price equal to the fair market value on the date of such exercise as determined by the Committee (the Reload Option"). The Reload Option shall not apply to a subsequent exercise of the new option by tendering shares. Such exercise shall be effective upon receipt by the Secretary of such written notice, subscription agreement and payment of the purchase price. Only the Grantee may exercise the option during the lifetime of the Grantee. No fractional shares may be purchased at any time hereunder.

4. If the Grantee ceases to be an employee of the Company or any of its subsidiaries for any reason other than retirement, permanent and total disability, or death, this option shall forthwith terminate. If the Grantee's employment by the Company or any of its subisdiaries is terminated by reason of retirement (which means such termination of employment as shall entitle the Grantee to benefits under any then existing pension plan of the Company or one of its subsidiaries), the Grantee may exercise this option in whole or in part at any time within three months after such retirement, but not later than the date upon which this option would otherwise expire. If the Grantee ceases to be an employee of the Company or any of its subsidiaries because of permanent or total disability, the Grantee may exercise this option in whole or in part at any time within one year after such termination of employment by reason of such disability, but not later than the date upon which this option would otherwise expire. The foregoing exercise provisions apply whether or not this option was otherwise exercisable at the date of the Grantee's retirement or termination of employement because of permanent and total disability.

5. If the Grantee dies while employed by the Company or any of its subsidiaries, within three months after the termination of his employment because of retirement, or within one year after the termination of his employment because of permanent or total disability, this option may be exercised in whole or in part by the executor, administrator, or estate beneficiaries of the Grantee at any time after the date of the Grantee's death but not later than the date upon which this option would otherwise expire. The foregoing exercise provisions apply whether or not this option was otherwise exercisable at the date of the Grantee's death.

6. Upon the effective exercise of the option, or any part thereof, certificates representing the shares so purchased, marked fully paid and non-assessable shall be delivered to the person who exercised the option. Until certificates representing such shares shall have been issued and delivered, the Grantee shall not have any of the rights or privileges of a shareholder of the Company in respect of any of such shares.

7. In the event that prior to the delivery by the Company of all the Subject Shares, there shall be an increase or reduction in the number of shares of Common Stock of the Company issued and outstanding by reason of any subdivision or consolidation of the Common Stock or any other capital adjustment, the number of shares then subject to this option shall be increased or decreased as provided in Section 9 of the Plan.


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8.  The option and the rights and privileges conferred by this Option Agreement shall not be assigned or transferred by the Grantee in any manner except by will or under the laws of descent and distribution. In the event of any attempted assignment or transfer in violation of this Section 8, the option, rights and privileges conferred by this Stock Option Agreement shall become null and void.

9. Nothing herein contained shall be deemed to create any limitation or restriction upon such rights as the Company would otherwise have to terminate a person as an employee of the Company.

10. Any notices to be given or served under the terms of this Option Agreement shall be addressed to the Secretary of the Company at 36 South Pennsylvania Street, Indianapolis, Indiana, 46204, and to the Grantee at the address set forth on page one of this Stock Option Agreement, or such other address or addresses as either party may hereafter designate in writing to the other. Any such notice shall be deemed to have been duly given or served, if and when enclosed in a properly sealed envelope or wrapper addressed as aforesaid, postage prepaid, and deposited in the United States mail.

11. The interpretation by the Committee of any provisions of the Plan or of this Stock Option Agreement shall be final and binding on the Grantee unless otherwise determined by the Company's Board of Directors.

12. This option is subject to all the terms, provisions and conditions of the Plan, which is incorporated herein by reference and to such regulations as may from time to time be adopted by the Committee. A copy of the Plan has been furnished to the Grantee and an additional copy may be obtained from the Company. In the event of any conflict between the provisions of the Plan and the provisions of this Stock Option Agreement, the terms, conditions and provisions of the Plan shall control, and this Stock Option Agreement shall be deemed to be modified accordingly.

13. This Incentive Stock Option Agreement is intended to grant an option which meets the requirements of incentive stock options as defined in Section 422A of the Internal Revenue Code. Subject to and upon the terms, conditions and provisions of the Plan, each and every provision of this Incentive Stock Option Agreement shall be administered, construed and interpreted so that the option granted herein shall qualify as an incentive stock option.

14. This Stock Option Agreement shall be governed by the laws of the State of Indiana.

    IN WITNESS WHEREOF, the Company and the Grantee have signed this Stock Option Agreement as of the day and year first above written.

                                       COMPANY

_____________________________          By: ______________________________
ATTEST

                                       "GRANTEE"

                                       By: ______________________________

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